UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________
FORM 8-K
_______________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 4, 2014

Cerner Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-15386	43-1196944
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Rockcreek Parkway, North Kansas City, Missouri	64117
(Address of Principal Executive Offices)	(Zip Code)
(816) 201-1024
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 4, 2014, Cerner Corporation (the “Company”) entered into a Master Note Purchase Agreement (the “Agreement”) with the Purchasers listed therein, pursuant to which the Company will issue and sell an aggregate principal amount of $500,000,000 in Senior Notes consisting of $225,000,000 aggregate principal amount of 3.18% Senior Notes, Series 2015-A, due February 15, 2022 (“Series 2015-A Notes”); $200,000,000 aggregate principal amount of 3.58% Senior Notes, Series 2015-B, due February 14, 2025 (“Series 2015-B Notes”); and $75,000,000 aggregate principal amount of Floating Rate Senior Notes, Series 2015-C, due February 15, 2022 (“Series 2015-C Notes” and together with the Series 2015-A Notes and Series 2015-B Notes, the “Notes”). The payment obligations under the Notes are guaranteed by certain existing and future Subsidiary Guarantors of the Company. The Company will apply the proceeds of the sale of the Notes for general corporate purposes.

The Series 2015-A Notes will accrue interest on the unpaid balance thereof at the rate of 3.18% per annum from January 29, 2015, payable semiannually, on each February 15th and August 15th in each year, commencing on August 15, 2015, until the principal has become due and payable on February 15, 2022. The Series 2015-B Notes will accrue interest on the unpaid balance thereof at the rate of 3.58% per annum from January 29, 2015, payable semiannually, on each February 15th and August 15th in each year, commencing on August 15, 2015, until the principal has become due and payable on February 14, 2025.

The Series 2015-C Notes will accrue interest on the unpaid balance thereof at a floating rate equal to the Adjusted LIBOR Rate from time to time, payable quarterly on each February 15th, May 15th, August 15th and November 15th in each year, commencing on May 15, 2015, until the principal has become due and payable on February 15, 2022.

The Company may, at its option, prepay at any time, all, or from time to time any part of, the Series 2015-A Notes and Series 2015-B Notes, in an amount not less than $5,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount.

The Company may, at its option, prepay at any time all, or from time to time any part of, each series of floating rate Series 2015-C Notes, in an amount not less than $5,000,000 in the aggregate in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Prepayment Premium, if any, determined for the prepayment date with respect to such principal amount and if such prepayment is to occur on any date other than an interest payment date, the LIBOR Breakage Amount, if any. The “Prepayment Premium” for the Series 2015-C Notes means, if the Series 2015-C Notes are prepaid on or prior to January 29, 2016, 2.0% of the principal amount being prepaid; if the Series 2015-C Notes are paid after January 29, 2016 but prior to January 29, 2018, 1% of the principal amount being paid; and, if prepaid at any time thereafter, 0.0%.

The Company may also, at its option, issue one or more additional series of notes pursuant to the Agreement, provided the aggregate principal amount of all Notes issued pursuant to the Agreement does not exceed $1.5 billion. The Company has no current plan to issue additional notes.

Upon a Change of Control or a Control Event, the Company is required to offer to prepay the Notes, which would require payment at 100% of the principal amount of such Notes, plus interest on such Notes accrued to the date of prepayment. In the case of each prepayment of the Notes, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with interest and the Make-Whole Amount, if any, interest on such principal amount shall cease to accrue.

Upon certain Events of Default, and in certain cases after satisfaction of declaration or notice requirements, the Notes may become immediately due and payable.

The Agreement contains customary representations and warranties of the parties; negative covenants by the Company related to the financial condition of the Company (specifically, a leverage ratio and interest coverage ratio); limitations and restrictions on priority debt, liens, mergers, consolidations, the sale of assets, and transactions with Affiliates; financial and business information commitments by the Company; and closing provisions.

The Notes will be sold to accredited investors in a private offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), that is expected to close on January 29, 2015.

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. The foregoing description of the Agreement does not purport to be a complete statement of the parties’ rights and obligations under that Agreement and the transactions contemplated thereby. The above description is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03 with respect to the terms and sale of, and the financial obligations created by, the Notes.

Item 9.01 Financial Statements and Exhibits.

d)     Exhibits

10.1 Master Note Purchase Agreement dated December 4, 2014, between Cerner Corporation and the Purchasers listed therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERNER CORPORATION

Date: December 5, 2014	By:	/s/ Marc G. Naughton
Marc G. Naughton, Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Master Note Purchase Agreement dated December 4, 2014, between Cerner Corporation and the Purchasers listed therein.